UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

March 17, 2023

Date of Report (Date of earliest event reported)

CalciMedica, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39538	45-2120079
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

505 Coast Boulevard South, Suite 307 La Jolla, California	92037
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 952-5500

Graybug Vision, Inc.

274 Redwood Shores, P.O. Box 144

Redwood City, California

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	CALC	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

On March 20, 2023, the Delaware corporation formerly known as “Graybug Vision, Inc.” completed its previously announced merger transaction in accordance with the terms and conditions of the Agreement and Plan of Merger and Reorganization, dated as of November 21, 2022, as amended on February 10, 2023 (the “Merger Agreement”), by and among Graybug Vision, Inc. (“Graybug”), Camaro Merger Sub, Inc., a wholly owned subsidiary of Graybug (“Merger Sub”), and CalciMedica, Inc. (“CalciMedica”), pursuant to which Merger Sub merged with and into CalciMedica, with CalciMedica surviving the merger as a wholly owned subsidiary of Graybug (the “Merger”). Additionally, on March 20, 2023, the Company changed its name from “Graybug Vision, Inc.” to “CalciMedica, Inc.” (the “Company”). See Item 2.01 for additional information regarding completion of the Merger.

Item 2.01 Completion of Acquisition

As previously disclosed, on November 21, 2022, Graybug, Merger Sub and CalciMedica entered into the Merger Agreement. Upon the terms and subject to the satisfaction (or waiver) of the conditions described in the Merger Agreement, including the approval of the transaction by Graybug’s stockholders, Merger Sub would be merged with and into CalciMedica, with CalciMedica surviving the Merger as a wholly owned subsidiary of Graybug. The Merger intended to qualify as a tax-free reorganization for U.S. federal income tax purposes. In connection with the Merger, certain officers, directors and stockholders of CalciMedica and continuing directors of Graybug entered into lock-up agreements, pursuant to which they accepted certain restrictions on transfers of the shares of the Company for the 180-day period following the effective time of the Merger.

On March 17, 2023, in connection with the transactions contemplated by the Merger Agreement and following a special meeting of Graybug’s stockholders (the “Special Meeting”), Graybug filed an Amended and Restated Certificate of Incorporation (the “Graybug Charter”) (i) effecting a reverse stock split of Graybug’s common stock, par value $0.0001 per share (“Graybug common stock”), at a ratio of 14:1 (the “Reverse Stock Split”) and (ii) allowing for the exculpation of specified executive officers for certain breaches of fiduciary duty. Graybug common stock commenced trading on the Nasdaq Global Market on a post-Reverse Stock Split adjusted basis on March 20, 2023 under the ticker symbol “GRAY.” In connection with the Reverse Stock Split, Graybug obtained a new CUSIP number for Graybug common stock which is 38942Q 202.

On March 20, 2023, Graybug, Merger Sub and CalciMedica consummated the transactions contemplated by the Merger Agreement following the Special Meeting. Pursuant to the Certificate of Merger, filed by Merger Sub, which became effective at 4:03 pm Eastern Time on March 20, 2023 (the “Merger Certificate”), Merger Sub was merged with and into CalciMedica and CalciMedica became a wholly owned subsidiary of the Company. At the effective time of the Merger, each outstanding share of CalciMedica capital stock (after giving effect to the automatic conversion of all shares of CalciMedica preferred stock into shares of CalciMedica common stock (“preferred stock conversion”), the automatic exercise of certain CalciMedica warrants to purchase shares of CalciMedica capital stock in accordance with their terms (the “CalciMedica warrant exercises”), the conversion of CalciMedica convertible promissory notes, as may be amended, into CalciMedica common stock pursuant to their terms (“convertible promissory note conversion”) and the closing of the private placement (as defined below), and excluding any shares held as treasury stock by CalciMedica or held or owned by Graybug or any subsidiary of Graybug or CalciMedica and any dissenting shares) was converted into the right to receive 0.0288 shares of Graybug common stock, which resulted in the issuance by Graybug of an aggregate of 3,946,538 shares of Graybug common stock to the stockholders of CalciMedica in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on Section 4(a)(2) of the Securities Act and the rules promulgated thereunder. In addition, Graybug assumed the CalciMedica 2006 Stock Plan and each outstanding and unexercised option to purchase CalciMedica common stock and each outstanding and unexercised warrant to purchase CalciMedica capital stock (excluding the warrants which were automatically exercised pursuant to the CalciMedica warrant exercises) which became options and warrants to purchase shares of Graybug common stock. In connection with the Merger, Graybug, CalciMedica and Merger Sub waived the condition that the shares of Graybug common stock to be issued in the Merger be approved for listing on Nasdaq as of the Closing and agreed to use reasonable best efforts to file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-3 registering the resale of shares of Graybug common stock issued to the stockholders of CalciMedica in the Merger and maintain Graybug’s listing on Nasdaq.

The Merger was treated as a reverse recapitalization under U.S. generally accepted accounting principles. CalciMedica is considered the accounting acquirer for financial reporting purposes.

Immediately prior to the consummation of the Merger, CalciMedica completed a private placement financing pursuant to which certain investors purchased approximately 20.7 million shares of CalciMedica common stock for an aggregate purchase price of $10.3 million (the “private placement”). In connection with the private placement, CalciMedica entered into a registration rights agreement with the private placement investors, pursuant to which CalciMedica granted certain registration rights with respect to the shares sold to the private placement investors in the private placement (the “Registration Rights Agreement”).

Immediately prior to the consummation of the Merger, CalciMedica filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation changing its name from “CalciMedica, Inc.” to “CalciMedica Subsidiary, Inc.” and Graybug filed a Certificate of Amendment (the “Certificate of Amendment”) to the Graybug Charter changing its name from “Graybug Vision, Inc.” to “CalciMedica, Inc.” The Company’s common stock commenced trading on the Nasdaq Global Market under the ticker symbol “CALC” on March 21, 2023.

Following the consummation of the Merger, the business previously conducted by CalciMedica became the business conducted by the Company, which is now a clinical-stage biopharmaceutical company focused on developing therapies for life-threatening inflammatory diseases with high unmet need. The Company’s proprietary technology targets the inhibition of calcium-release activated calcium (“CRAC”) channels designed to modulate the immune response and protect against tissue cell injury, with the potential to provide therapeutic benefits in life-threatening inflammatory diseases for which there are currently no approved therapies. The Company’s lead product candidate Auxora, a proprietary, intravenous-formulated CRAC channel inhibitor, is in development for acute pancreatitis and asparaginase-associated pancreatitis. The Company’s headquarters are located in La Jolla, California (CalciMedica’s former headquarters).

Immediately following the consummation of the Merger, there were 5,517,754 shares of the Company’s common stock issued and outstanding, with prior CalciMedica equityholders collectively owning approximately 72% of the Company and prior Graybug equityholders collectively own approximately 28% of the Company, in each case on a fully diluted basis.

The foregoing descriptions of the Merger Agreement, the Graybug Charter, the Merger Certificate, the Registration Rights Agreement and the Certificate of Amendment do not constitute a complete summary of the terms of the Merger Agreement, the Graybug Charter, the Merger Certificate, the Registration Rights Agreement or the Certificate of Amendment, and are qualified in their entirety by reference to the full text of the Merger Agreement, the Graybug Charter, the Merger Certificate, the Registration Rights Agreement and the Certificate of Amendment, copies of which are attached to this Current Report on Form 8-K as Exhibits 2.1, 3.1, 3.3, 4.1 and 3.2 hereto and are incorporated herein by reference.

Item 3.01 Notice of Delisting or Failure to Satisfy Continued Listing Standards; Transfer of Listing

On March 21, 2023, the Company received written notice (the “Notice”) from the Staff of the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) stating that the Staff has determined that the Company has not complied with the requirements of Nasdaq Listing Rule 5110(a) because the Company did not demonstrate compliance with all of the requirements for initial listing on Nasdaq concurrent with closing the merger transaction. Specifically, the Company did not meet the minimum stockholders’ equity requirement pursuant to Nasdaq Listing
Rule 5405(b)(2)(A), the Market Value of Unrestricted Publicly Held Shares requirement under Nasdaq Listing Rule 5405(b)(2)(C), or any of the alternatives under Nasdaq Listing Rule 5405(b) (collectively, the “Exchange Requirements”). The Notice indicated that Company’s common stock will be suspended from Nasdaq on March 30, 2023.

The Company may appeal the Staff’s determination to a Hearings Panel (the “Panel”) pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series by requesting a hearing before the Panel by 4:00 pm Eastern Time on March 28, 2023. The Company intends to timely request the aforementioned hearing with the Panel and appeal Nasdaq’s determination. Notwithstanding the appeal, the trading suspension will be implemented at the open of the market on March 30, 2023. In the event the Company is successful in the appeal, the trading suspension may be terminated, thereby allowing trading in the Company’s securities to resume on Nasdaq. The Company intends to make application to have its securities traded on the OTCQB tier of the over-the-counter market following the trading suspension. In the event the OTCQB application has not been approved at the time of the trading suspension, the Company’s securities will be traded on the Pink Current Information tier of the over-the-counter market pending approval. The Company will make additional disclosures relating to the trading post-suspension as that information becomes available. For more information on the OTCQB market tier and on OTC Markets Group Inc., which operates the OTCQB, please visit www.otcmarkets.com. The Company’s trading symbol is expected to remain “CALC” following the implementation of the trading suspension.

The Company is working diligently to satisfy the Exchange Requirements (on the Nasdaq Global Market or Nasdaq Capital Market) in a timely manner, including filing a registration statement on Form S-3 registering the resale of shares of Graybug common stock issued to the stockholders of CalciMedica in the Merger and filing a Form 8-K/A to this Current Report on Form 8-K to file the financial statements and information required by Item 9.01(a) and (b) of this Current Report on Form 8-K as promptly as practicable.

Item 3.02 Unregistered Sales of Securities

Pursuant to the Merger Agreement, Graybug issued 3,946,538 shares of common stock to the stockholders of CalciMedica in accordance with the terms and conditions set forth in the Merger Agreement. In addition, Graybug assumed the CalciMedica 2006 Stock Plan and each option to purchase CalciMedica common stock and each warrant to purchase CalciMedica capital stock which became options and warrants to purchase shares of Graybug common stock. The nature of the transaction and the nature and amount of consideration received by CalciMedica’s equityholders are described in Item 2.01 of this Current Report on Form 8-K, which is incorporated by reference into this Item 3.02. Such issuances were exempt from registration under Section 4(a)(2) of the Securities Act and the rules promulgated thereunder.

Item 3.03. Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information contained in Item 2.01 of this Current Report on Form 8-K regarding the Reverse Stock Split and the Graybug Charter is incorporated by reference herein.

As previously disclosed, at the Special Meeting, Graybug’s stockholders approved the Graybug Charter to effect the Reverse Stock Split and allow for the exculpation of specified executive officers for certain breaches of fiduciary duty.

On March 17, 2023, in connection with the Merger and effective upon filing, Graybug filed the Graybug Charter effecting the Reverse Stock Split and allowing for the exculpation of specified executive officers for certain breaches of fiduciary duty. As of the opening of trading on The Nasdaq Global Market on March 20, 2023, Graybug common stock began to trade on a Reverse Stock Split-adjusted basis.

As a result of the Reverse Stock Split, the number of issued and outstanding shares of Graybug common stock immediately prior to the Reverse Stock Split was reduced into a smaller number of shares, such that every 14 shares of Graybug common stock held by a stockholder immediately prior to the Reverse Stock Split were combined and reclassified into one share of Graybug common stock after the Reverse Stock Split.

No fractional shares were issued in connection with the Reverse Stock Split. In accordance with the Graybug Charter, each stockholder who would otherwise be entitled to a fraction of a share of Graybug common stock upon the consummation of the Reverse Stock Split (after taking into account all fractional shares of Graybug common stock otherwise issuable to such holder) shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fractional shares to which the stockholder would otherwise be entitled multiplied by $0.4961, the closing price of Graybug common stock on the Nasdaq Global Market on the date immediately preceding the effective time of the Reverse Stock Split (as adjusted to give effect to the Reverse Stock Split).

In accordance with the Graybug Charter, no corresponding adjustment was made with respect to Graybug’s authorized Graybug common stock or Graybug preferred stock. The Reverse Stock Split has no effect on the par value of the Graybug common stock or Graybug preferred stock. Immediately after the Reverse Stock Split and prior to the closing of the Merger, each stockholder’s percentage ownership interest in Graybug and proportional voting power remained unchanged, other than as a result of the rounding to eliminate fractional shares, as described in the preceding paragraph. The rights and privileges of the holders of shares of Graybug common stock were unaffected by the Reverse Stock Split.

The foregoing description of the Graybug Charter not complete and is subject to and qualified in its entirety by reference to the Graybug Charter, a copy of which is attached as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.01 Changes in Control of Registrant

To the extent required by Item 5.01 of Form 8-K, the disclosures contained in Items 2.01, 3.02, 5.02 and 5.07 of this Current Report on Form 8-K are incorporated herein by reference.

Immediately following the consummation of the Merger, the prior CalciMedica equityholders collectively owned approximately 72% of the Company and the prior Graybug equityholders collectively owned approximately 28% of the Company, in each case on a fully diluted basis. In addition, the seven-member board of directors of the Company includes five individuals who are designees of CalciMedica and served as members of the board of directors of CalciMedica immediately prior to the Merger. These directors possess a majority control of the board of directors of the Company.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

Resignation of Directors and Termination of Executive Officers

In accordance with the terms of the Merger Agreement, (i) each of Eric Bjerkholt, Christy Shaffer, Ph.D., Christina Ackermann, Julie Eastland and Dirk Sauer, Ph.D., resigned from Graybug’s board of directors and any respective committee membership of Graybug’s board of directors, effective as of the effective time of Merger, (ii) Eric Bjerkholt was reappointed to the Company’s board of directors as a Class I director, effective as of the effective time of the Merger, and (iii) each of Frederic Guerard, PharmD., Graybug’s President and Chief Executive Officer, and Robert S. Breuil, Graybug’s Chief Financial Officer, were terminated effective as of the effective time of the Merger.

In addition, as previously disclosed, on February 28, 2023, the board of directors of Graybug terminated Parisa Zamiri’s employment in advance of the anticipated closing date of the Merger.

Acceleration of Restricted Stock Units and Options; Amendments to Award Agreements

Upon the involuntary, without “cause” termination of the employment of Fred Guerard, PharmD., Robert S. Breuil and Parisa Zamiri (each an “Executive” and together the “Executives”) in connection with the closing of the Merger (in Dr. Zamiri’s case, upon her earlier termination of employment prior to closing), outstanding stock option (“Options”) and restricted stock units (“RSUs”) for Graybug common stock held by the Executives were accelerated in full pursuant to the terms of Graybug’s existing Change in Control Severance Policy. The severance benefits and vesting acceleration provided under the Change in Control Severance Policy to Dr. Guerard, Mr. Breuil and Dr. Zamiri are described in Graybug’s definitive proxy statement on Schedule 14A filed with the SEC on February 9, 2023 (the “Proxy Statement”) and are qualified in their entirety by reference to the full text of the Change in Control Severance Policy, which was filed as Exhibit 10.11 to Graybug’s registration statement filed with the SEC on Form S-1 on September 4, 2020.

On March 19, 2023, the board of directors of Graybug approved, and prior to closing of the Merger the Executives and Graybug entered into, amendments to the award agreements governing outstanding Options and RSUs held by each of the Executives (for each Executive, an “Option Amendment Agreement” and a “RSU Amendment Agreement”). Each Option Amendment Agreement extends the period of time during which the Executive party thereto may exercise those Options that they hold having an exercise price less than or equal to $1.33 per share (prior to adjustment to reflect a stock split occurring on or prior to March 20, 2023) through to March 1, 2024 as set forth in, and qualified in its entirety by reference to, the full text of the form of Option Amendment Agreement, a copy of which is attached as Exhibit 10.12 to this Current Report on Form 8-K and is incorporated herein by reference. Each RSU Amendment Agreement provides that, to the greatest extent possible and subject to certain conditions and limitations, those vested RSUs held by the Executives will be settled using “net-settlement” (i.e., withholding from shares to be issued upon settlement of the RSUs), as set forth in, and qualified in its entirety by reference to, the full text of the form of RSU Amendment Agreement, a copy of which is attached as Exhibit 10.13 to this Current Report on Form 8-K and is incorporated herein by reference. Except as set forth in the Option Amendment Agreements and the RSU Amendment Agreements, the provisions of the existing award agreements governing those Options and those RSUs held by the Executives continue to remain in full force and effect.

Appointment of Directors and Executive Officers

At the effective time of the Merger, the Company’s board of directors (and its committees) and executive officers were reconstituted to include the following directors and executive officers:

Name	Age	Position
Executive Officers
A. Rachel Leheny, Ph.D.	59	Chief Executive Officer and Class II Director
Michael J. Dunn, MBA	67	President and Chief Operating Officer
Daniel Geffken, MBA	66	Interim Chief Financial Officer
Sudarshan Hebbar, M.D.	58	Chief Medical Officer
Eric W. Roberts	59	Chief Business Officer and Class II Director
Kenneth A. Stauderman, Ph.D.	70	Chief Scientific Officer

Non-Employee Directors
Robert N. Wilson	82	Chair of the Board and Class III Director
Fred Middleton	73	Class I Director
Allan Shaw	59	Class III Director
Eric Bjerkholt	63	Class I Director
Frederic Guerard, Pharm.D.	50	Class II Director

Class III directors have a term expiring in 2023, Class I directors have a term expiring in 2024 and Class II directors have a term expiring in 2025.

The members of the Audit Committee are Eric Bjerkholt (Chair), Fred Middleton and Allan Shaw. The members of the Compensation Committee are Allan Shaw (Chair), Robert Wilson and Fred Middleton. The members of the Nominating and Corporate Governance Committee are Robert N. Wilson (Chair) and Allan Shaw.

Pursuant to the terms of the Merger Agreement, each of (i) Dr. Leheny, Mr. Roberts, Mr. Wilson, Mr. Middleton and Mr. Shaw were appointed to the board of directors of the Company as designees of CalciMedica and (ii) Mr. Bjerkholt and Dr. Guerard remained on the board of directors of the Company as designees of Graybug. Each of the non-employee directors of the Company will be eligible to receive compensation pursuant to the Company’s non-employee director compensation policy.

In addition, Dr. Leheny was appointed as the principal executive officer of the Company and Mr. Geffken was appointed as the principal financial officer and principal accounting officer of the Company.

Executive Officers

A. Rachel Leheny, Ph.D., has served as CalciMedica’s Chief Executive Officer and a member of its board of directors since September 2019. Dr. Leheny is CalciMedica’s former chairperson of the board. Dr. Leheny has been a founding managing director of Valence Life Sciences since 2012. Dr. Leheny serves on the board of directors of Dalcor Pharmaceuticals and previously served on the boards of directors of Anthera Pharmaceuticals, Inc. and Corthera, Inc. Additionally, from June 2006 to March 2014, Dr. Leheny served as a founding managing director of Caxton Advantage Venture Partners. From April 2000 to June 2002, she was head of the biotechnology research team at Lehman Brothers. From April 1998 to April 2000, Dr. Leheny headed the biotechnology research team at UBS Warburg and, before that, from April 1993 to April 1998, she worked at Hambrecht & Quist, as managing director and senior biotechnology analyst. In 2007, Dr. Leheny became a founding board member of the Clearity Foundation and served as interim chief operating officer of Clearity from March 2015 to February 2017. Dr. Leheny holds an A.B. in Chemistry from Harvard University and a Ph.D. in Chemistry from Columbia University. She did post-doctoral work at the University of California at Berkeley, where she was a National Institutes of Health fellow and lecturer.

The Company’s board of directors believes that Dr. Leheny’s extensive experience in the life sciences industry as a scientist, a research analyst at several investment banks, and as a venture capital investor, qualify her to serve on the Company’s board of directors.

Michael J. Dunn, MBA, joined CalciMedica in 2013 as Senior Vice President, Corporate Development, and has served as President and Chief Operating Officer since 2014 and also served as a member of CalciMedica’s board of directors from 2014 to May 2020. Mr. Dunn serves on the board of directors of Arisan Therapeutics and previously served on the board of directors of Aegea Biotechnologies from 2012 to 2017. From 2010 to 2013, Mr. Dunn was senior vice president, corporate development at Biocept, Inc. Prior to that, he served as vice president and chief business officer of Monogram Biosciences, Inc., which was acquired by Laboratory Corporation of America Holdings (d/b/a LabCorp) in 2009. From April 2003 to December 2004, Mr. Dunn was chief business officer for ACLARA BioSciences, Inc., through its merger with ViroLogic, Inc.; the combined entity subsequently changed its name to Monogram Biosciences, Inc. From March 2002 to April 2003, Mr. Dunn served as executive vice president of business development for ActivX Biosciences, Inc., a biotechnology company, and helped engineer a partnership with Kyorin Pharmaceuticals, Co. Ltd. of Japan, which acquired ActivX Biosciences, Inc. the following year. From July 1998 to March 2002, Mr. Dunn was vice president of business development for Aurora Biosciences Corporation, a biotechnology tools company, through its acquisition by Vertex Pharmaceuticals. From 1995 to 1998, Mr. Dunn was vice president of business development for SIBIA Neurosciences, Inc., a publicly traded company, and, from 1984 to 1994, was director of business development at the predecessor company, SIBIA, Inc. Mr. Dunn holds an M.B.A. from the University of San Diego and a bachelor’s degree in Biology from the University of Chicago.

Daniel Geffken, MBA, has served as CalciMedica’s interim Chief Financial Officer since October 2020. Since August 2010, Mr. Geffken has served as a founder and managing director at Danforth Advisors, LLC (Danforth), where he has served as a consultant to life science and biotechnology companies. Mr. Geffken has served through Danforth as interim Chief Financial Officer of Eloxx Pharmaceuticals, Inc., a publicly traded company, since April 2021. He has served as interim Chief Financial Officer through Danforth and as a member of the board of directors of Elicio Therapeutics Inc. since April 2014. Mr. Geffken, through Danforth, previously served as interim chief financial officer of various companies including Atea Pharmaceuticals, Inc. from July 2019 to September 2020, Lysosomal Technologies, Inc. from July 2013 to July 2020, Promedior, Inc. from May 2012 to March 2020, and Stealth BioTherapeutics Corp from November 2016 to May 2019. Mr. Geffken, through Danforth, previously served as senior financial advisor of various companies including Graybug Vision, Inc. from September 2019 to October 2020, Cabaletta Bio, Inc. from April 2018 to December 2019, Kallyope, Inc. from September 2015 to December 2019, Lyra Therapeutics, Inc. from November 2015 to April 2019, and ImmunsanT, Inc. from October 2018 to March 2019. Since 2019, Mr. Geffken has been a member of the board of directors of Windtree Therapeutics, Inc., a publicly traded biopharmaceutical company, and, from May 2013 to October 2017, he was a member of the board of directors of Alcobra Ltd., a publicly traded biotechnology company that merged with Arcturus Therapeutics, Inc. From November 2017 until May 2018, Mr. Geffken served on the board of directors of Arcturus Therapeutics Ltd., a publicly traded biopharmaceutical company. Mr. Geffken holds a B.S. in Economics from The Wharton School of the University of Pennsylvania and a M.B.A. from Harvard Business School.

Sudarshan Hebbar, M.D., has served as CalciMedica’s Chief Medical Officer since April 2017 and previously served as senior Vice President of Clinical Development, from November 2015 to April 2017. From January 2015 to October 2015, Dr. Hebbar was a consultant for Mallinckrodt Pharmaceuticals, where he served as the clinical development lead for a global multicenter Phase 4 trial. From July 2013 to June 2014, he was the vice president of nephrology at Thrasos Innovation. From July 2013 to October 2013, Dr. Hebbar served as medical vice president and a member of the U.S. board of directors at Oncimmune Holdings plc, an immunodiagnostics company. Before joining Oncimmune, Dr. Hebbar served as a medical director at Reata Pharmaceuticals, Inc., a publicly traded biopharmaceutical company. Dr. Hebbar began his industry career at Abbott Laboratories, where he served as a senior medical director. Prior to joining Abbott Laboratories, Dr. Hebbar was a medical director at Dialysis Clinics Incorporated and a partner at Kidney Associates of Kansas City. Dr. Hebbar holds a B.A. in Natural Sciences from The Johns Hopkins University and an M.D. from Tulane University School of Medicine. He completed a residency in Internal Medicine and a fellowship in Critical Care Medicine, both at Hennepin County Medical Center, a fellowship in Nephrology at the University of Chicago and a fellowship in Clinical Medical Ethics at The Maclean Center for Clinical Medical Ethics at the University of Chicago.

Eric W. Roberts, has served as CalciMedica’s Chief Business Officer and a member of its board of directors since May 2020 and is vice chairman. Mr. Roberts has been a founding managing director of Valence Life Sciences since 2012. Mr. Roberts is also a founding member of Valence Investments SPV IV, Valence Investments SPV V and Valence Investments SPV VI. Additionally, from June 2006 to December 2019, Mr. Roberts served as a founding managing director of Caxton Advantage Venture Partners. From 2015 to October 2019, Mr. Roberts served on the board of directors of VIVUS, Inc., a former publicly traded biopharmaceutical company. Mr. Roberts previously served as a member of the board of directors of Invuity, Inc. from June 2012 until its sale to Stryker Corporation in October 2018 and as a member of the board of directors of Gemin X Pharmaceuticals, Inc. from July 2008 until its sale to Cephalon, Inc. (now Teva Pharmaceutical Industries Ltd.) in March 2012. From 1986 to 2004, Mr. Roberts served in a variety of roles as an investment banker, including as co-head of the healthcare investment banking group at Lehman Brothers from April 2000 to January 2004, managing director and partner at Dillon, Read & Co. Inc. from April 1989 to April 2000 and a member of Citicorp’s mergers and venture capital groups from June 1986 to April 1989. Mr. Roberts holds a B.S. in Economics from The Wharton School of the University of Pennsylvania.

The Company’s board of directors believes that Mr. Roberts’s extensive experience in investment banking at several investment banks and experience as a venture capital investor as well as experience on a public and private company boards qualifies him to serve on the Company’s board of directors.

Kenneth A. Stauderman, Ph.D., is one of CalciMedica’s co-founders and has served as Chief Scientific Officer since April 2017, and previously served as Senior Vice President of Research and Development, from August 2014 to April 2017, and as Vice President of Research, from April 2007 to August 2014. From 2000 to 2007, Dr. Stauderman was executive director of biology and lead discovery at TorreyPines Therapeutics (f/k/a Neurogenetics, Inc.). Prior to TorreyPines Therapeutics, Dr. Stauderman was director of molecular and cell biology at SIBIA Neurosciences, Inc. (which later became Merck Research Laboratories, San Diego) from 1994 to 2000, and senior scientist at Marion Merrell Dow Pharmaceuticals from 1986 to 1994. Dr. Stauderman holds a B.A. in Psychology from the University of Virginia and a Ph.D. in Pharmacology from the University of Texas Health Science Center at San Antonio.

Non-Employee Directors

Robert N. Wilson, has served as a member of CalciMedica’s board of directors since November 2020. Mr. Wilson served as chairman of the board of directors of Mevion Medical Systems, Inc. from 2005 to 2016. Mr. Wilson was also a member of the board of directors of Hess Corporation from 1991 to 2015, and a member of the board of directors of Charles Schwab Corporation from 2003 to 2020, as well as a director of other private companies. Mr. Wilson was chairman of Caxton Health Holdings from 2004 to 2007. He was also vice chairman of the board of directors of Johnson & Johnson from 1989 until 2003. Mr. Wilson holds a B.A. from Georgetown College and an Executive Management degree from Columbia University.

The Company’s board of directors believes that Mr. Wilson’s knowledge and extensive experience in the pharmaceutical industry, his managerial, marketing, financial and international experience, and his significant experience as a director for other publicly traded companies qualify him to serve on the combined Company’s board of directors.

Fred Middleton, has served as a member of CalciMedica’s board of directors since May 2020. Since 1987, Mr. Middleton has served as a Managing Director of Sanderling Ventures (Sanderling), where he has worked for over 30 years as an investor, management team member and board member in over 20 new biomedical ventures built in Sanderling’s venture investment portfolios. Mr. Middleton currently serves as a board member of Chimerix, Inc., a publicly traded company. He also serves on the boards of directors of Viacyte, Inc., Asteres Inc. and Theravida, Inc., all of which are privately held companies. He served as chief financial officer and a member of the board of directors of Regeneron Pharmaceuticals, Inc. from 1991 through 2001. Earlier in his career, from 1978 through 1984, Mr. Middleton served as the third original member of the Genentech management team as its chief financial officer. Mr. Middleton holds a B.S. in Chemistry from the Massachusetts Institute of Technology and an M.B.A. from Harvard Business School.

The Company’s board of directors believes that Mr. Middleton’s expertise and extensive experience in the pharmaceutical industry qualifies him to serve on the Company’s board of directors.

Allan Shaw has served as a member of CalciMedica’s board of directors since October 2021. Since September 2017, Mr. Shaw has served as a special advisor and consulting chief financial officer to biopharmaceutical companies. From January 2016 to February 2017, Mr. Shaw served as chief financial officer and treasurer of Syndax Pharmaceuticals, Inc., a publicly traded clinical stage biopharmaceutical company. Mr. Shaw also previously served as chief financial officer of various companies including NewLead Holdings Ltd. from October 2009 to July 2011, Serono S.A. from November 2002 to May 2004, and Viatel, Inc. from November 1994 to June 2002. Mr. Shaw previously served as managing director of Alvarez & Marsal LLC from December 2011 to March 2015 and as founder and senior managing director at Shaw Strategic Capital LLC from 2005 to 2009. Mr. Shaw has served as the chief financial officer of Portage Biotech Inc., a publicly traded biotechnology company, since May 2020. Mr. Shaw served as a member of the board of directors of Blue Water Vaccines, Inc. from January 2020 to August 2022. From January 2016 to February 2017, he served as chief financial officer of Syndax Pharmaceuticals, Inc., a publicly traded biopharmaceutical company, from September 2015 to October 2019, he was a member of the board of directors of VIVUS, Inc., a former publicly traded biopharmaceutical company, and, from October 2013 to June 2016, he was a member of the board of directors of Akari Therapeutics, Plc. (formerly Celsus Therapeutics, plc), a publicly traded biopharmaceutical company. Mr. Shaw was also a director of various other private companies. Mr. Shaw holds a B.S. in Applied Science and Accounting from the State University of New York (Oswego College) and is a certified public accountant in the State of New York.

The Company’s board of directors believes that Mr. Shaw’s extensive leadership experience and diverse industry background qualifies him to serve on the Company’s board of directors.

Eric Bjerkholt has served as a member of Graybug’s board of directors since September 2020. Since November 2020, Mr. Bjerkholt has been the Chief Financial Officer of Chinook Therapeutics, Inc., a biotechnology company developing treatments for kidney diseases. From April 2017 to November 2020, Mr. Bjerkholt served as the Chief Financial Officer of Aimmune Therapeutics, Inc., a biotechnology company developing treatments for food allergies. From 2004 until April 2017, Mr. Bjerkholt held various roles at Sunesis Pharmaceuticals, Inc., a biopharmaceutical company developing oncology therapeutics, including as Executive Vice President, Corporate Development and Finance and Chief Financial Officer. From 2002 to 2004, he was Senior Vice President and Chief Financial Officer at IntraBiotics Pharmaceuticals, Inc., a biopharmaceutical company that was acquired by Ardea Biosciences, Inc. in 2006. Mr. Bjerkholt was a co-founder of LifeSpring Nutrition, Inc., a nutraceutical company, and from 1999 to 2002 served at various times as its Chief Executive Officer, President, and Chief Financial Officer. From 1990 to 1997, he also served as a vice president in the healthcare banking group at J.P. Morgan & Co. Incorporated, an international banking firm. He has served on the boards of directors of several publicly traded companies, including as a member of the board of directors and chair of the audit committee of Corium, Inc. until its acquisition by Gurnet Point Capital in November 2018, and as a member of the board of directors and as chair of the audit committee of StemCells, a biotechnology company, until its November 2016 acquisition by Microbot Medical Ltd. He currently is a member of the board of directors of Cerus Corporation, a biotechnology company. He holds a Cand. Oecon degree in Economics from the University of Oslo and an M.B.A. from Harvard Business School.

The Company’s board of directors believes that Mr. Bjerkholt’s financial experience and expertise and industry knowledge provide him with the qualifications and skills to serve on the Company’s board of directors.

Frederic Guerard, Pharm.D., has served as the President and Chief Executive Officer of Graybug and as a member of Graybug’s board of directors, since February 2019. From 1999 to February 2019, Dr. Guerard held key leadership roles at Novartis AG, a multinational pharmaceutical company, including Worldwide Business Franchise Head of Ophthalmology from April 2016 to February 2019, Global Franchise Head of Pharmaceuticals at Alcon Vision LLC, a Novartis company, from May 2015 to April 2016, Managing Director of the United Kingdom and Ireland from July 2012 to April 2015, and Country President and Managing Director of Australia and New Zealand from April 2009 to July 2012, among others. He has been a Non-Executive Director at Lenz Therapeutics since September 2021. Dr. Guerard holds a Pharm.D. and a Master of Biological and Medical Sciences from the University of Rouen, France and a Master of Marketing from HEC Paris.

The Company’s board of directors believes that Dr. Guerard is qualified to serve on the Company’s board of directors because of his extensive experience serving in leadership positions in biotechnology companies, as well as the operational expertise and continuity that he brings to the Company’s board of directors.

Family Relationships

There are no family relationships among any of the Company’s directors and executive officers. Except as described above, there are no arrangements or understandings with another person under which the Company’s directors and executive officers were or are to be selected as a director or executive officer. Additionally, no director or executive officer of the Company is involved in legal proceedings which require disclosure under Item 401 of Regulation S-K.

Employment Agreements

CalciMedica previously entered into offer letters with each of A. Rachel Leheny, Ph.D., dated as of May 20, 2020; Eric W. Roberts, dated as of May 20, 2020; Sudarshan Hebbar, M.D, dated as of August 24, 2015; Michael J. Dunn, dated as of August 29, 2014; and Kenneth A. Stauderman, Ph.D., dated as of August 29, 2014 (collectively, referred to as the “CalciMedica Executive Agreements” and each of Dr. Leheny, Mr. Roberts, Dr. Hebbar, Mr. Dunn and Dr. Stauderman referred to as a “CalciMedica executive officer” and collectively, the “CalciMedica executive officers”). Such CalciMedica Executive Agreements remained effective following the effective time of the Merger and are described below. The employment of each CalciMedica executive officer is at will.

A. Rachel Leheny, Ph.D.

Pursuant to the terms of Dr. Leheny’s offer letter, Dr. Leheny was originally entitled to an annual base salary of $250,000, which was increased to $350,000 upon the closing of CalciMedica’s Series C convertible stock financing, and is eligible to receive an annual discretionary bonus with a target amount of 50% of her then current base salary, based upon the achievement of certain corporate and/or individual objectives and milestones that are determined in the sole discretion of CalciMedica’s board of directors.

Dr. Leheny’s offer letter provides that if her employment is terminated by CalciMedica without “cause” or Dr. Leheny resigns for “good reason” (each, as defined in Dr. Leheny’s offer letter), she will be entitled to receive (i) continued payment of her then-current base salary for 12 months, (ii) premiums for Dr. Leheny’s COBRA continuation health coverage for up to 12 months, and (iii) the acceleration of 12 months of vesting of any outstanding but unvested stock options or other equity awards held by Dr. Leheny. Furthermore, upon termination of her services to CalciMedica, Dr. Leheny shall have at least 12 months following her termination date to exercise her options. In addition, in the event of a change in control (as defined in CalciMedica’s 2006 Stock Plan), all of the outstanding and unvested stock options held by Dr. Leheny at such time will become fully vested and immediately exercisable.

Eric W. Roberts

Pursuant to the terms of Mr. Roberts’ offer letter, Mr. Roberts became entitled to an annual base salary of $300,000 upon the closing of CalciMedica’s Series C convertible stock financing, and is eligible to receive an annual discretionary bonus with a target amount of 50% of his then current base salary, based upon the achievement of certain corporate and/or individual objectives and milestones that are determined in the sole discretion of CalciMedica’s board of directors.

Mr. Roberts’ offer letter provides that if his employment is terminated by CalciMedica without “cause” or Mr. Roberts resigns for “good reason” (each, as defined in Mr. Roberts’ offer letter), he will be entitled to receive (i) continued payment of his then-current base salary for 12 months, (ii) premiums for Mr. Roberts’ COBRA continuation health coverage for up to 12 months, and (iii) the acceleration of 12 months of vesting of any outstanding but unvested stock options or other equity awards held by Mr. Roberts, other than Mr. Roberts’ second option. Furthermore, upon termination of his services to CalciMedica, Mr. Roberts shall have at least 12 months following his termination date to exercise his options. In addition, in the event of a change in control (as defined in CalciMedica’s 2006 Stock Plan), all of the outstanding and unvested stock options held by Mr. Roberts at such time will become fully vested and immediately exercisable.

Sudarshan Hebbar, M.D.

Pursuant to the terms of his offer letter, Dr. Hebbar was entitled to an initial annual base salary of $250,000, which was subsequently increased to $300,000 in 2018, and is eligible to receive an annual discretionary bonus with an initial target amount of 35% of his then current base salary, based upon the achievement of certain corporate and/or individual objectives and milestones that are determined in the sole discretion of CalciMedica’s board of directors. Dr. Hebbar’s offer letter also provided for a one-time cash bonus of $15,000 which was paid in November 2015.

Dr. Hebbar’s offer letter provides that if his employment is terminated by CalciMedica without “cause” (other than as a result of death or disability) (each, as defined in Dr. Hebbar’s offer letter), he will be entitled to receive (i) continued payment of his then-current base salary for four months and (ii) premiums for Dr. Hebbar’s COBRA continuation health coverage for up to four months. If such termination or resignation occurs on or within 12 months immediately following the consummation of a change in control (as defined in the offer letter) for reasons other than “cause” (other than as a result of death or disability), and he is not offered another similar position with CalciMedica or a successor company and he terminates his employment, he will be entitled to receive (i) continued payment of his then-current base salary for six months, (ii) premiums for Dr. Hebbar’s COBRA continuation health coverage for up to six months, and (iii) acceleration of all of the outstanding and unvested stock options, such that all outstanding and unvested stock options held by Dr. Hebbar will become fully vested and immediately exercisable.

Michael J. Dunn

Pursuant to the terms of his offer letter, Mr. Dunn was entitled to an initial annual base salary of $250,000, which was increased to $300,000 effective January 2019, and is eligible to receive an annual discretionary bonus with an initial target amount of 35% of his then current base salary, based upon the achievement of certain corporate and/or individual objectives and milestones that are determined in the sole discretion of CalciMedica’s board of directors.

Mr. Dunn’s offer letter also provided for a one-time cash bonus of $25,000 which was paid in May 2014 and up to an aggregate of $75,000 in cash bonuses for the achievement of certain milestones within 12 months of the date of Mr. Dunn’s offer letter, all of which were paid out between September 2014 and December 2014. In addition, pursuant his offer letter, Mr. Dunn was granted an option to purchase 408,402 shares of CalciMedica common stock in October 2014, which became fully vested as of July 2017.

Mr. Dunn’s offer letter provides that if his employment is terminated by CalciMedica without “cause” (other than as a result of death or disability) prior to a “change in control” (as defined in Mr. Dunn’s offer letter), he will be entitled to receive (i) continued payment of his then-current base salary for four months and (ii) reimbursement of premiums for Mr. Dunn’s COBRA continuation health coverage for up to four months. If such termination or resignation occurs following the consummation of a “change in control” (as defined in the offer letter) for reasons other than “cause” (other than as a result of death or disability), he will be entitled to receive (i) continued payment of his then-current base salary for six months, (ii) reimbursement of premiums for Mr. Dunn’s COBRA continuation health coverage for up to six months, and (iii) acceleration of all of then outstanding and unvested equity awards, such that all outstanding and unvested stock options held by Mr. Dunn will become fully vested and immediately exercisable.

Kenneth A. Stauderman, Ph.D.

Pursuant to the terms of his offer letter, Dr. Stauderman was entitled to an initial annual base salary of $250,000, which was increased to $300,000 in 2018, and is eligible to receive an annual discretionary bonus with an initial target amount of 35% of his then current base salary, based upon the achievement of certain corporate and/or individual objectives and milestones that are determined in the sole discretion of CalciMedica’s board of directors.

Dr. Stauderman’s offer letter also provided for a one-time cash bonus of $25,000 which was paid in 2014 and up to an aggregate of $75,000 in cash bonuses for the achievement of certain milestones within 12 months of the date of Dr. Stauderman’s offer letter.

Dr. Stauderman’s offer letter provides that if his employment is terminated by CalciMedica without “cause” (other than as a result of death or disability) prior to a “change in control” (as defined in Dr. Stauderman’s offer letter), he will be entitled to receive (i) continued payment of his then-current base salary for four months and (ii) reimbursement of premiums for Dr. Stauderman’s COBRA continuation health coverage for up to four months. If such termination or resignation occurs following the consummation of a “change in control” (as defined in the offer letter) for reasons other than “cause” (other than as a result of death or disability), he will be entitled to receive (i) continued payment of his then-current base salary for six months, (ii) reimbursement of premiums for Dr. Stauderman’s COBRA continuation health coverage for up to six months, and (iii) acceleration of all of then outstanding and unvested equity awards, such that all outstanding and unvested stock options held by Dr. Stauderman will become fully vested and immediately exercisable.

The foregoing descriptions of the CalciMedica Executive Agreements are not complete and are subject to and qualified in its entirety by reference to such agreements, copies of which are attached to this Current Report on Form 8-K as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5 hereto and are incorporated herein by reference.

Equity Plans

2023 Equity Incentive Plan

At the Special Meeting, Graybug’s stockholders considered and approved the Company’s 2023 Equity Incentive Plan (the “2023 Plan”) which became effective at the closing of the Merger and following the Reverse Stock Split. As of the effective time of the Merger, there were 1,000,000 shares of the Company’s common stock available for grant under the 2023 Plan. In addition, the share reserve is subject to annual increases each January 1 for the first ten years following approval of the 2023 Plan of up to 5% of shares of the Company’s common stock outstanding (or a lesser number determined by the Company’s board of directors).

A more complete summary of the terms of the 2023 Plan is set forth in the Proxy Statement under the section titled “Proposal 3: Approval of the 2023 Equity Incentive Plan” and is incorporated by reference herein. That summary and the foregoing description of the 2023 Plan do not purport to be complete and are qualified in their entirety by reference to the text of the 2023 Plan, forms of option grant notice and option agreement and forms of restricted stock unit grant notice and unit award agreement, copies of which are attached to this Current Report on Form 8-K as Exhibits 10.6, 10.7 and 10.8 hereto and are incorporated herein by reference.

2023 Employee Stock Purchase Plan

At the Special Meeting, Graybug’s stockholders considered and approved the Company’s 2023 Employee Stock Purchase Plan (the “2023 ESPP”) which became effective at the closing of the Merger and following the Reverse

Stock Split. As of the effective time of the Merger, there were 65,000 shares of the Company’s common stock reserved for issuance under the 2023 ESPP. In addition, the share reserve is subject to annual increases each January 1 for the first ten years following approval of the 2023 ESPP of the lesser of (1) 1% of the total number of shares of the Company’s common stock outstanding on December 31 of the preceding calendar year, (2) 195,000 shares of the Company’s common stock, or (3) such lesser number of shares of the Company’s common stock as determined by the Company’s board of directors.

A more complete summary of the terms of the 2023 ESPP is set forth in the Proxy Statement under the section titled “Proposal 4: Approval of the 2023 Employee Stock Purchase Plan” and is incorporated by reference herein. That summary and the foregoing description of the 2023 ESPP do not purport to be complete and are qualified in their entirety by reference to the text of the 2023 ESPP, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.9 hereto and are incorporated herein by reference.

CalciMedica 2006 Stock Plan

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, the Company assumed the CalciMedica 2006 Stock Plan and all of the stock options issued and outstanding under the CalciMedica 2006 Stock Plan. From and after the effective time of the Merger, each outstanding CalciMedica stock option assumed by the Company may be exercised solely for a number of shares of the Company’s common stock as determined by multiplying (i) the number of shares of CalciMedica capital stock that were subject to such CalciMedica stock option, as in effect immediately prior to the effective time of the Merger, by (ii) the exchange ratio, and rounding the resulting number down to the nearest whole number of shares of the Company’s common stock, at a per share exercise price determined by dividing (A) the per share exercise price of CalciMedica capital stock subject to such CalciMedica stock option, as in effect immediately prior to the effective time of the Merger, by (B) the exchange ratio and rounding the resulting exercise price up to the nearest whole cent. Any restriction on the exercise of any CalciMedica stock option assumed by the Company will continue in full force and effect and the term, exercisability, vesting schedule, accelerated vesting provisions, and any other provisions of such CalciMedica stock option will otherwise remain unchanged; provided, however, that the Company’s board of directors or a committee thereof will succeed to the authority and responsibility of CalciMedica’s board of directors or any committee thereof with respect to each CalciMedica stock option assumed by the Company.

Pursuant to the terms of the Merger Agreement, the Company is obligated to file a registration statement on Form S-8 to register the shares of the Company’s common stock issuable upon exercise of such CalciMedica stock options promptly, but no later than 30 days following the effective time of the Merger.

The foregoing description of the CalciMedica 2006 Stock Plan does not purport to be complete and is qualified in its entirety by reference to the text of the CalciMedica 2006 Stock Plan, forms of incentive stock option notice and agreement, non-qualified stock option notice and agreement and restricted stock agreement and restricted stock purchase agreement, a copies of which are attached to this Current Report on Form 8-K as Exhibit 10.10 hereto and are incorporated herein by reference.

Related Party Transactions

Since January 1, 2021, CalciMedica has entered into transactions with the directors or executive offers named in this Current Report on Form 8-K that would be required to be disclosed under Item 404(a) of Regulation S-K. The transactions are described below.

Series D Convertible Preferred Stock Financing

In February 2021, CalciMedica completed closings of an aggregate of 8,152,834 shares of its Series D convertible preferred stock at a purchase price of $0.8045 per share for aggregate gross proceeds of approximately $6.6 million. From March 2021 to July 2021, CalciMedica completed subsequent closings as follows: (i) an aggregate of 5,069,660 additional shares of its Series D convertible preferred stock were sold in March 2021at a purchase price of $0.8045 per share for aggregate gross proceeds of approximately $4.1 million, (ii) an aggregate of 12,911,742 additional shares of its Series D convertible preferred stock were sold in June 2021 at a purchase price of $0.8045 per share for aggregate gross proceeds of approximately $10.4 million and (iii) an aggregate of 745,804 additional shares of its Series D convertible preferred stock were sold in July 2021 at a purchase price of $0.8045 per share for aggregate gross proceeds of approximately $0.6 million.

In connection with each closing of the Series D convertible preferred stock financing, CalciMedica issued warrants to purchase Series D convertible preferred stock at an exercise price of $0.8045 per share.

Immediately prior to the effective time of the Merger, each outstanding share of CalciMedica’s Series D convertible preferred stock converted into shares of CalciMedica common stock and at the effective time of the Merger the shares of CalciMedica common stock were converted into shares of Graybug common stock in accordance with the Merger Agreement. Additionally, the warrants to purchase shares of CalciMedica’s Series D convertible preferred stock were assumed by Graybug and became warrants to purchase shares of Graybug common stock in accordance with the Merger Agreement.

The following table summarizes purchases of shares of CalciMedica’s Series D convertible preferred stock by members of CalciMedica’s board of directors and entities affiliated with CalciMedica’s executive officers and members of its board of directors.

Participants	Shares of Series D Convertible Preferred Stock Purchased (#)	Aggregate Purchase Price ($)	Warrant to Purchase Shares of Series D Convertible Preferred Stock
Valence Investments SPV V, LLC(1)	2,299,564	$1,849,999	689,870
Entities affiliated with Sanderling Venture Partners (2)	8,079,550	$6,499,998	2,423,866
Robert N. Wilson	1,988,812	$1,599,999	596,642

(1)	Dr. Leheny and Mr. Roberts are co-founders and managing directors of Valence Investments SPV V, LLC.
(2)

Consists of (i) 2,575,758 shares of Series D convertible preferred stock purchased by Sanderling Venture Partners VI Co-Investments Fund, L.P., (ii) 2,224,984 shares of Series D convertible preferred stock purchased by Sanderling Venture Partners VI, L.P., (iii) 48,492 shares of Series D convertible preferred stock purchased by Sanderling Ventures Management VI, (iv) 32,302 shares of Series D convertible preferred stock purchased by Sanderling Ventures Management VII, (v) 630,887 shares of Series D convertible preferred stock purchased by Sanderling VII (Canada), LP, (vi) 162,979 shares of Series D convertible preferred stock purchased by Sanderling VII Annex Fund, L.P. and (vii) 2,404,148 shares of Series D convertible preferred stock purchased by Sanderling Ventures VII, LP. Additionally, CalciMedica issued a warrant to purchase (i) 772,726 shares of Series D convertible preferred stock to Sanderling Venture Partners VI Co-Investments Fund, L.P., (ii) 667,494 shares of Series D convertible preferred stock to Sanderling Venture Partners VI, L.P., (iii) 14,546 shares of Series D convertible preferred stock to Sanderling Ventures Management VI, (iv) 9,690 shares of Series D preferred to Sanderling Ventures Management VII, (v) 189,266 shares of Series D convertible preferred stock to Sanderling Ventures VII (Canada), LP, (vi) 48,893 shares of Series D convertible preferred stock to Sanderling Ventures VII Annex Fund, L.P. and (vii) 721,244 shares of Series D convertible preferred stock to Sanderling Ventures VII, LP. Mr. Middleton is a managing director of at Sanderling Ventures. Robert G. McNeil was former co-chairman of CalciMedica’s board of directors and was a managing director of Sanderling Ventures at the time.

The foregoing description of the warrants to purchase shares of CalciMedica’s Series D convertible preferred stock does not purport to be complete and is qualified in its entirety by reference to the text of the form of warrant to purchase shares of CalciMedica’s Series D convertible preferred stock, a copy of which is attached to this Current Report on Form 8-K as Exhibit 4.2 hereto and is incorporated herein by reference.

Investor Rights, Management, Voting and Co-Sale Agreements

In connection with the CalciMedica Series D preferred stock financing, CalciMedica entered into amended and restated investor rights, voting and right of first refusal and co-sale agreements containing registration rights, information rights, rights of first offer, voting rights and rights of first refusal, among other things, with certain holders of CalciMedica capital stock. A.Rachel Leheny, Ph.D., Michael Dunn, Eric W. Roberts, Robert N. Wilson, Fred Middleton and Robert G. McNeil (former co-chairman of CalciMedica’s board of directors) were parties to these agreements or were affiliated with parties to these agreements. Pursuant to the terms of the Merger Agreement, these agreements terminated immediately prior to the effective time of the Merger.

Convertible Promissory Note and Warrant Financing

From April 2022 to November 2022, CalciMedica issued and sold convertible promissory notes (the “2022 Notes”) to certain investors in the aggregate principal amount of approximately $8.5 million through multiple closings. The 2022 Notes accrued interest at a rate of 6% per annum and had a maturity date of December 31, 2023. Immediately prior to the effective time of the Merger, the 2022 Notes converted into shares of CalciMedica common stock at a conversion price based on the equivalent valuation of the cash price paid per share by the private placement investors purchasing shares of CalciMedica common stock in the private placement multiplied by 0.85. Such shares of CalciMedica common stock were then converted into shares of Graybug common stock at the effective time of the Merger in accordance with the Merger Agreement.

In connection with each purchase of a 2022 Note, CalciMedica issued to each holder of such 2022 Note a warrant (the “2022 Warrants”) to purchase shares of CalciMedica common stock at an exercise price of $0.01 per share. The holder of a 2022 Warrant had the right to purchase up to a number of shares of CalciMedica common stock equal to (i) 15% (“Warrant Coverage”) of the principal amount of the 2022 Note purchased by such holder concurrently therewith, divided by (ii) the cash price paid per share by the investors in the qualified financing or an initial public offering, as applicable, or in the case of a “de-SPAC” business combination or a reverse merger transaction between CalciMedica and a publicly traded company (a “Public Combination”), the equivalent valuation of the lower of the cash price per share by the investors purchasing shares in the publicly traded company in connection with such Public Combination or the cash price per shares by the investors purchasing shares of CalciMedica common stock in connection with such Public Combination, in each case, rounding down to the nearest whole share and subject to the terms of the 2022 Notes; provided, however, that any holder that purchased 2022 Notes in excess of the holder’s pro rata commitment (as defined in the 2022 Note) received a 40% Warrant Coverage on the principal amount of the 2022 Note that was in excess of its pro rata commitment. The 2022 Warrants had a five-year term. In connection with the Merger, the 2022 Warrants were automatically net exercised in accordance with the terms of the 2022 Warrants.

The following table summarizes purchases of the 2022 Notes and 2022 Warrants by members of CalciMedica’s board of directors and entities affiliated with CalciMedica’s executive officers and members of its board of directors.

Participants	Aggregate Principal Amount of 2022 Notes	Shares of Common Stock Underlying 2022 Warrants(1)
Valence Investments SPV VI, LLC(2)	$1,800,509.43	1,286,791
Entities affiliated with Sanderling Venture Partners(3)	$3,120,605.33	1,748,644
IRA Financial Trust Company CFBO Eric W. Roberts(4)	$63,689.32	44,081
Robert N. Wilson	$747,931.88	515,352

(1)	Represents shares of CalciMedica common stock.
(2)	Dr. Leheny and Mr. Roberts are co-founders and managing directors of Valence Investments SPV VI, LLC.
(3)

Consists of: (i) Sanderling Ventures VII, L.P., (ii) Sanderling Ventures VII (Canada), L.P., (iii) Sanderling Ventures VII Annex Fund, L.P., and (iv) Sanderling Venture Partners VI Co-Investment Fund, L.P. Mr. Middleton is a managing director of at Sanderling Ventures.

(4)	IRA Financial Trust Company CFBO Eric W. Roberts. is Mr. Roberts’ self-directed investment retirement account.

Private Placement

Immediately prior to the effective time of the Merger, CalciMedica issued and sold an aggregate of 20,706,998 shares of CalciMedica common stock to certain investors in the private placement for gross proceeds of approximately $10.3 million.

In connection with the private placement, CalciMedica entered into the Registration Rights Agreement with the private placement investors, pursuant to which CalciMedica granted certain registration rights with respect to the shares sold to the private placement investors in the private placement. The Registration Rights Agreement imposes certain affirmative obligations on the Company, including the obligation to, among other things, use commercially reasonable efforts to file with the SEC, as soon as practicable following the closing of the private placement but in no event later than the 90th calendar day following the closing of the private placement, a registration statement on Form S-3 registering the resale of the shares sold in the private placement. The registration rights described therein terminate upon the earlier to occur of (a) the date that is five years from the effective date of the resale registration statement; or (b) such time as there are no registrable securities.

The following table summarizes purchases of shares of CalciMedica common stock in the private placement by members of CalciMedica’s board of directors and entities affiliates with members of CalciMedica’s executive officers and board of directors.

Participants	Aggregate Purchase Price ($)	Shares of Common Stock
Valence Investments SPV VI, LLC(1)	$2,680,356.66	5,367,368
Entities affiliated with Sanderling Venture Partners(2)	$2,666,666.66	5,339,954
IRA Financial Trust Company CFBO Eric W. Roberts(3)	$86,310.00	172,834
Robert N. Wilson	$1,000,000.00	2,002,483

(1)	Dr. Leheny and Mr. Roberts are co-founders and managing directors of Valence Investments SPV VI, LLC.
(2)

Consists of: (i) Sanderling Ventures VII, L.P., (ii) Sanderling Ventures VII (Canada), L.P., (iii) Sanderling Ventures VII Annex Fund, L.P., (iv) Sanderling Venture Partners VI, L.P. and (v) Sanderling Venture Partners VI Co-Investment Fund, L.P. Mr. Middleton is a managing director of at Sanderling Ventures.

(3)	IRA Financial Trust Company CFBO Eric W. Roberts is Mr. Roberts’ self-directed investment retirement account.

The foregoing description of the Registration Rights Agreement is not complete and is subject to and qualified in its entirety by reference to the Registration Rights Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 4.1 hereto and is incorporated herein by reference.

Danforth Consulting Agreement and Warrant

On October 26, 2020, CalciMedica entered into a consulting agreement (the “Danforth Consulting Agreement”) with Danforth Advisors, LLC (“Danforth”), a company affiliated with Mr. Geffken. The Danforth Consulting Agreement provides that Danforth will provide certain strategic and financial advice and support services to CalciMedica. The Danforth Consulting Agreement remains in effect until such time as either party has given notice of termination and may be terminated by either party upon 30 days prior written notice to the other party. As consideration under the Danforth Consulting Agreement, CalciMedica compensates Danforth with consulting fees based on hourly rates as enumerated in the Danforth Consulting Agreement. In the years ended December 31, 2021 and 2022, CalciMedica paid aggregate fees to Danforth of $275,000 and $205,000, respectively, pursuant to the Danforth Consulting Agreement. Through the date of this Current Report on Form 8-K, for the year ended December 31, 2023, the CalciMedica has paid aggregate fees to Danforth of $82,000 pursuant to the Danforth Consulting Agreement.

In connection with the Danforth Consulting Agreement, CalciMedica also granted to SG Dan Equity Holdings, LLC, a company affiliated with Mr. Geffken (“SG Dan Equity”), a warrant (“SG 2020 Warrant”) to purchase 400,000 shares of CalciMedica common stock at an exercise price of $0.19 per share (subject to adjustment as provided therein), of which 1/24 of the shares became vested and exercisable on November 26, 2020, and an additional 1/24 of the shares vested on the same day of each full succeeding calendar month thereafter until fully vested and exercisable on October 26, 2022. The SG 2020 Warrant is exercisable until November 9, 2030, unless earlier terminated. The SG 2020 Warrant shall terminate in the event of certain change of control transactions or asset transfers (as provided therein) unless exercised immediately prior to any such transaction. Upon the closing of the Merger, the SG 2020 Warrant was assumed by Graybug and converted into a warrant to purchase Graybug common stock in accordance with the terms of the Merger Agreement and the SG 2020 Warrant.

Additionally, on October 18, 2022, CalciMedica granted SG Dan Equity a warrant (“SG 2022 Warrant”) to purchase 200,000 shares of CalciMedica common stock at an exercise price of $0.30 per share (subject to adjustment as provided therein), of which 1/12 of the shares were immediately vested and exercisable, and an additional 1/12 of the shares become vested and exercisable monthly thereafter. If the Danforth Consulting Agreement is terminated by CalciMedica at any time prior to October 18, 2023, then the unvested shares shall vest in full upon such termination. The SG 2022 Warrant is exercisable until October 18, 2032, unless earlier terminated. The SG 2022 Warrant shall terminate in the event of certain change of control transactions or asset transfers (as provided therein) unless exercised immediately prior to any such transaction. Upon the closing of the Merger, the SG 2022 Warrant was assumed by Graybug and converted into a warrant to purchase Graybug common stock in accordance with the terms of the Merger Agreement and the SG 2022 Warrant.

The foregoing descriptions of the Danforth Consulting Agreement, the SG 2020 Warrant and the SG 2022 Warrant are not complete and are subject to and qualified in their entirety by reference to the Danforth Consulting Agreement, the SG 2020 Warrant and the SG 2022 Warrant, copies of which is attached to this Current Report on Form 8-K as Exhibits as Exhibits 10.11, 4.3 and 4.4 hereto and are incorporated herein by reference.

CalciMedica Warrants

On October 18, 2022, CalciMedica granted to Eric Roberts a warrant (the “Roberts 2022 Warrant”) to purchase 96,970 shares of CalciMedica common stock at an exercise price of $0.30 per share (subject to adjustment as provided therein), of which 1/48 of the shares vested and become exercisable on March 22, 2021, and an additional 1/48 of the shares become vested and exercisable monthly on the same day of the month thereafter, subject to Mr. Roberts continuing to be an employee, director or consultant of CalciMedica (a “Service Provider”) through each such date. Upon a change in control (as provided therein), the unvested shares shall immediately vest and become exercisable, subject to Mr. Roberts continuing to be a Service Provider through each such date. The Roberts 2022 Warrant is exercisable through April 27, 2031, unless earlier terminated. Following such date as Mr. Roberts ceases to be a Service Provider, the Roberts 2022 Warrant shall be exercisable for three months after such date. Upon Mr. Roberts’ death or disability, the Roberts 2022 Warrant is exercisable for one year after Mr. Roberts’ ceases to be a Service Provider. The Roberts 2022 Warrant shall terminate in the event of certain change of control transactions (as provided therein) unless exercised immediately prior to any such transaction. Upon the closing of the Merger, the Roberts 2022 Warrant was assumed by Graybug and converted into a warrant to purchase Graybug common stock in accordance with the terms of the Merger Agreement and the Roberts 2022 Warrant.

On October 25, 2022, CalciMedica granted Fred Middleton a warrant (the “Middleton 2022 Warrant”) to purchase 200,000 shares of CalciMedica common stock at an exercise price of $0.30 per share (subject to adjustment as provided therein), of which 1/12 of the shares vested and became exercisable on November 25, 2022, and an additional 1//12 of the shares become vested and exercisable monthly on the same day of the month thereafter, subject to Mr. Middleton continuing to be a director, officer, employee or consultant of CalciMedica, or any parent or subsidiary of CalciMedica. The Middleton 2022 Warrant is exercisable through April 27, 2031, unless earlier terminated. The Middleton 2022 Warrant shall terminate in the event of certain change of control transactions and asset transfers (as provided therein) unless exercised immediately prior to any such transaction. In addition, the Middleton 2022 Warrant contains certain lock-up restrictions for 180 days following the effective date of certain registration statements of CalciMedica filed under the Securities Act. Upon the closing of the Merger, the Middleton 2022 Warrant was assumed by Graybug and converted into a warrant to purchase Graybug common stock in accordance with the terms of the Merger Agreement and the Middleton 2022 Warrant.

The foregoing descriptions of the Roberts 2022 Warrant and the Middleton 2022 Warrant are not complete and are subject to and qualified in their entirety by reference to the Roberts 2022 Warrant and the Middleton 2022 Warrant, copies of which is attached to this Current Report on Form 8-K as Exhibits as Exhibits 4.5 and 4.6 hereto and are incorporated herein by reference.

Indemnification Agreements

CalciMedica entered into indemnification agreements with its directors and executive officers. In connection with the closing of the Merger, the Company intends to enter into new indemnification agreements with each director and executive officer of CalciMedica appointed as a director of the Company as of the effective time of the Merger on the Company’s standard form which was previously filed by the Company with the SEC.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Immediately prior to the consummation of the Merger, on March 20, 2023, Graybug filed the Certificate of Amendment changing its name from “Graybug Vision, Inc.” to “CalciMedica, Inc.” The foregoing description of the Certificate of Amendment is not complete and is subject to and qualified in its entirety by reference to such Certificate of Amendment, a copy of which is attached to this Current Report on Form 8-K as Exhibit 3.2 hereto and is incorporated herein by reference.

Item 8.01. Other Events

On March 20, 2023, the Company issued a press release announcing the closing of the Merger. The press release contains statements intended as “forward-looking statements” which are subject to the cautionary statements about forward-looking statements set forth therein. The press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements which include, but are not limited to, statements regarding the Company’s plans to apply to have its securities traded on the OTCQB tier of the over-the-market and the timing thereof; the Company’s expectations that its securities will be traded on the Pink Current Information tier of the over-the-counter market if its OTCQB application is not approved; the Company’s plans to make additional disclosures relating to the trading post-suspension as that information becomes available; planned actions to be taken in an effort to maintain the Company’s listing on Nasdaq and the timing thereof, including requesting a hearing before the Panel, filing a registration statement on Form S-3 registering the resale of shares of Graybug common stock issued to the stockholders of CalciMedica in the Merger and filing a Form 8-K/A to this Current Report on Form 8-K to file the financial statements and information required by Item 9.01(a) and (b) of this Current Report on Form 8-K as promptly as practicable; and the design and potential benefits of Auxora. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The Company’s expectations and beliefs regarding these matters may not materialize. Actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of uncertainties, risks, and changes in circumstances, including but not limited to risks and uncertainties related to: the ability of the Company to satisfy the Exchange Requirements by the date of the hearing or at all; potential delays in filing the registration statement on Form S-3 or the financial statements or other information required by Item 9.01(a) and (b) of this Current Report on Form 8-K; the Company’s ability to have its securities listed on the OTCQB within the timeframe it expects or at all; the ability of the Company to timely and successfully achieve the anticipated benefits of the Merger; declines in the trading price of the Company’s common stock as a result of its trading suspension or delisting from Nasdaq; the impact of fluctuations in global financial markets on the Company’s business and the actions the Company may take in response thereto; and the ability to obtain and maintain regulatory approval for Auxora. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption “Risk Factors” and elsewhere in the Company’s most recent filings with the SEC, including its definitive proxy statement filed with the SEC on February 9, 2023, its Annual Report on Form 10-K for the year ended December 31, 2022 and any subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed with the SEC from time to time.

The forward-looking statements included in this Current Report on Form 8-K are made only as of the date hereof. The Company assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Business Acquired

The financial statements and information required by this Item 9.01(a) will be filed by amendment to this report not later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information

The financial statements and information required by this Item 9.01(b) will be filed by amendment to this report not later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(d) Exhibits

Exhibit No.	Description

2.1¥	Agreement and Plan of Merger and Reorganization, dated as of November 21, 2022, by and among Graybug Vision, Inc., Camaro Merger Sub, Inc. and CalciMedica, Inc., as amended by the First Amendment, dated February 10, 2023.

3.1	Amended and Restated Certificate of Incorporation of Graybug Vision, Inc.

3.2	Certificate of Amendment, dated March 20, 2023 to the Amended and Restated Certificate of Incorporation of Graybug Vision, Inc.

3.3	Certificate of Merger.

4.1	Form of Registration Rights Agreement, dated November 21, 2022, by and among CalciMedica, Inc. and the several purchasers signatory thereto.

4.2	Form of Warrant to Purchase Shares of Series D Convertible Preferred Stock of CalciMedica, Inc.

4.3	Warrant to Purchase Common Stock, dated as of November 9, 2020, issued by CalciMedica, Inc. to SG Dan Equity Holdings, LLC.

4.4	Warrant to Purchase Common Stock, dated as of October 18, 2022, issued by CalciMedica, Inc. to SG Dan Equity Holdings, LLC.

4.5	Warrant to Purchase Common Stock, dated as of October 18, 2022, issued by CalciMedica, Inc. to Eric Roberts.

4.6	Warrant to Purchase Common Stock, dated as of October 25, 2022, issued by CalciMedica, Inc. to Fred Middleton.

10.1+	Offer Letter between CalciMedica, Inc. and A. Rachel Leheny, Ph.D., dated May 20, 2020.

10.2+	Offer Letter between CalciMedica, Inc. and Eric Roberts, dated May 20, 2020.

10.3+	Offer Letter between CalciMedica, Inc. and Sudarshan Hebbar, M.D., dated August 24, 2015.

10.4+	Offer Letter between CalciMedica, Inc. and Michael Dunn, dated August 29, 2014.

10.5+	Offer Letter between CalciMedica, Inc. and Kenneth A. Stauderman, Ph.D., dated August 29, 2014.

10.6+	CalciMedica, Inc. 2023 Equity Incentive Plan.

10.7+	Forms of Option Grant Notice and Option Agreement under CalciMedica, Inc. 2023 Equity Incentive Plan.

10.8+	Forms of Restricted Stock Unit Grant Notice and Unit Award Agreement under CalciMedica, Inc. 2023 Equity Incentive Plan.

10.9+	CalciMedica, Inc. 2023 Employee Stock Purchase Plan.

10.10+	CalciMedica, Inc. 2006 Stock Plan and Form of Stock Option Agreement thereunder.

10.11+	Consulting Agreement, dated as of October 26, 2020, by and between the CalciMedica, Inc. and Danforth Advisors, LLC.

10.12+	Form of Amendment to Stock Option Award Agreement, dated March 20, 2023, by and between Graybug Vision, Inc. and the Holder party thereto

10.13+	Form of Amendment to Restricted Stock Unit Award Agreement, dated March 20, 2023, by and between Graybug Vision, Inc. and the Holder party thereto

99.1	Press Release of CalciMedica, Inc., dated March 20, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

¥	Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant undertakes to furnish supplemental copies of any of the omitted schedules upon request by the SEC.
+	Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 22, 2023	CalciMedica, Inc.

	By:	/s/ A. Rachel Leheny, Ph.D.
	Name:	A. Rachel Leheny, Ph.D.
	Title:	Chief Executive Officer